Exhibit 99.(c)

Bemis Company, Inc. and Subsidiaries

Unaudited Pro Forma Combined Condensed Financial

Information

On July 5, 2009, Bemis Company, Inc. (“Bemis”) entered into a Sale and Purchase Agreement (the “Agreement”) with certain subsidiaries of Rio Tinto plc (the “Sellers”), pursuant to which Bemis agreed to acquire the food packaging business and certain related assets of the Sellers located in the United States, Canada, Argentina, Brazil, Mexico, and New Zealand (“Food Americas”) for approximately $1.2 billion (the “Acquisition”).  The completion of the Acquisition is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of approval under the Mexican Federal Law on Economic Competition.  The Acquisition is intended to be financed with a combination of approximately $1.0 billion in debt and $200 million in equity.

The unaudited pro forma combined condensed financial information has been prepared to illustrate the effect of the proposed acquisition of Food Americas by Bemis, including the related financing.  The Unaudited Pro Forma Combined Condensed Balance Sheet combines the historical balance sheets of Bemis and Food Americas, giving effect to the Acquisition as if it had occurred on March 31, 2009.  The Unaudited Pro Forma Combined Condensed Statements of Income combine the historical statements of income of Bemis and Food Americas, giving effect to the Acquisition as if it had occurred on January 1, 2008. The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Statements and:

•                  The historical unaudited interim financial statements of Bemis included in  Bemis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 11, 2009;

•                  The audited historical financial statements of Bemis, as of and for the year ended December 31, 2008, included in Bemis’ Current  Report on Form 8-K filed with the SEC on July 20, 2009;

•                  The audited historical combined financial statements of Food Americas as of and for the year ended December 31, 2008 which is filed as an exhibit to this Current Report on Form 8-K; and

•                  The historical unaudited combined interim financial statements of Food Americas as of and for the quarter ended March 31, 2009 which is filed as an exhibit to this Current Report on Form 8-K.

The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting. The unaudited pro forma combined condensed financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying Unaudited Pro Forma Combined Condensed Financial Statements.

The unaudited pro forma combined condensed financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operation actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company.  It also does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies, revenue enhancements, or integrate the operations of Bemis and Food Americas.

BEMIS COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

COMBINED CONDENSED BALANCE SHEET

(dollars in thousands, except per share amounts)

	As of March 31, 2009
					Food Americas
	Bemis	Food	Transaction		Assets	Pro Forma		Pro Forma
	Company, Inc.	Americas	Adjustments	Notes	Acquired	Adjustments	Notes	Combined

ASSETS
Current Assets:
Cash and cash equivalents	$73,196	$5,260	$(5,260)	(2)	$—	$1,008,065	(3)	$73,196
						200,000	(4)
						(1,208,065)	(1)
Accounts receivable, net	417,499	129,085	(2,768)	(2)	126,317			543,816
Short-term loans receivable		208,771	(208,771)	(2)
Deferred income taxes		10,112			10,112	(10,112)	(1)
Inventories	403,169	178,501			178,501	9,555	(1)	591,225
Prepaid expenses	67,741	19,178			19,178			86,919
Total current assets	961,605	550,907	(216,799)		334,108	(557)		1,295,156

Property and equipment, net	1,114,473	570,073	(1,596)	(2)	568,477	54,927	(1)	1,737,877

Other long-term assets:
Long-term loans receivable		13,868	(13,868)	(2)
Goodwill	596,804	251,970			251,970	(19,838)	(1)	828,936
Other intangible assets	78,684	284,074			284,074	(85,574)	(1)	277,184
Deferred charges and other assets	25,211	9,409	(7,559)	(2)	1,850	9,775	(3)	47,538
						10,702	(1)
Total other long-term assets	700,699	559,321	(21,427)		537,894	(84,935)		1,153,658

TOTAL ASSETS	$2,776,777	$1,680,301	$(239,822)		$1,440,479	$(30,565)		$4,186,691

LIABILITIES
Current Liabilities:
Current portion of long-term debt	$31,443	$11,507	$(11,507)	(2)				$31,443
Short-term borrowings	1,200	255,224	(255,224)	(2)				1,200
Accounts payable	311,823	146,020	(18,655)	(2)	127,365			439,188
Accrued salaries and wages	63,785	39,278	(7,365)	(2)	31,913			95,698
Accrued income and other taxes	25,707					(11,202)	(8)	14,505
Deferred income taxes		356			356	(356)	(1)
Total current liabilities	433,958	452,385	(292,751)		159,634	(11,558)		582,034

Long-term debt, less current portion	584,749	367,265	(367,265)	(2)		1,048,115	(3)	1,632,864
Deferred taxes	115,206	147,372			147,372	(133,372)	(1)	129,206
Other liabilities and deferred credits	252,901	122,738	(103,942)	(2)	18,796			271,697

TOTAL LIABILITIES	$1,386,814	$1,089,760	$(763,958)		$325,802	$903,185		$2,615,801

EQUITY
Bemis Company, Inc. stockholders’equity:
Common stock, $.10 par value	11,729					788	(4)	12,517
Capital in excess of par value	349,136					199,212	(4)	548,348
Retained earnings	1,612,660					(19,073)	(8)	1,593,587
Owners’ net investment		659,270	524,136	(2)	1,183,406	(1,183,406)	(1)
Accumulated other comprehensive income (loss)	(122,029)	(68,729)			(68,729)	68,729	(1)	(122,029)
Common stock held in treasury	(498,341)							(498,341)
Total Bemis Company, Inc. stockholders’ equity	1,353,155	590,541	524,136		1,114,677	(933,750)		1,534,082
Noncontrolling interest	36,808							36,808
TOTAL EQUITY	1,389,963	590,541	524,136		1,114,677	(933,750)		1,570,890

TOTAL LIABILITIES AND EQUITY	$2,776,777	$1,680,301	$(239,822)		$1,440,479	$(30,565)		$4,186,691

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

COMBINED CONDENSED STATEMENT OF INCOME

(in thousands, except per share amounts)

	For the Year Ended December 31, 2008
					Food Americas
	Bemis	Food	Transaction		Assets	Pro Forma		Pro Forma
	Company, Inc.	Americas	Adjustments	Notes	Acquired	Adjustments	Notes	Combined

Net sales	$3,779,373	$1,514,319	$(13,511)	(5)	$1,500,808	$—		$5,280,181

Costs and expenses:
Cost of products sold	3,131,341	1,302,202	(11,673)	(5)	1,290,529	(12,179)	(6)	4,409,691
Selling, general and administrative expenses	342,737	141,895	(20,198)	(5)	121,697	6,000	(6)	470,434
Research and development	25,010	15,282			15,282			40,292
Interest expense	39,413	34,074			34,074	25,913	(7)	99,400
Other costs (income), net	(27,653)	(4,173)			(4,173)			(31,826)
Other costs – Restructuring Charges		4,575			4,575			4,575
Other costs – Goodwill impairment charges		184,638			184,638			184,638

Income before income taxes	268,525	(164,174)	18,360		(145,814)	(19,734)		102,977

Provision for income taxes	96,300	14,669	6,793	(9)	21,462	(7,302)	(9)	110,460

Net income	172,225	(178,843)	11,567		(167,276)	(12,432)		(7,483)

Less: net income attributable to noncontrolling interests	6,011							6,011

Net income attributable to Bemis Company, Inc	$166,214	$(178,843)	$11,567		$(167,276)	$(12,432)		$(13,494)

Basic earnings per share	$1.61							$(0.12)

Diluted earnings per share	$1.61							$(0.12)

Cash dividends paid	$0.880							$0.880

Weighted-average basic shares outstanding	103,127					7,879	(4)	111,006

Weighted-average diluted common shares outstanding and unvested employee stock awards	103,404					7,879	(4)	111,283

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

COMBINED CONDENSED STATEMENT OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended March 31, 2009
					Food Americas
	Bemis	Food	Transaction		Assets	Pro Forma		Pro Forma
	Company, Inc.	Americas	Adjustments	Notes	Acquired	Adjustments	Notes	Combined

Net sales	$843,393	$359,141	$(3,169)	(5)	$355,972	$—		$1,199,365

Costs and expenses:
Cost of products sold	679,361	310,714	(2,934)	(5)	307,780	(2,832)	(6)	984,309
Selling, general and administrative expenses	88,755	37,683	(5,864)	(5)	31,819	1,500	(6)	122,074
Research and development	6,042	3,754			3,754			9,796
Interest expense	6,023	4,258			4,258	10,739	(7)	21,020
Other costs (income), net	4,564	211			211	(9,055)	(8)	(4,280)
Other costs – Restructuring charges	—	516			516			516

Income before income taxes	58,648	2,005	5,629		7,634	(352)		65,930

Provision for income taxes	21,300	1,392	2,083	(9)	3,475	(130)	(9)	24,645

Net income	37,348	613	3,546		4,159	(222)		41,285

Less: net income attributable to noncontrolling interests	638	—			—			638

Net income attributable to Bemis Company, Inc	$36,710	$613	$3,546		$4,159	$(222)		$40,647

Basic earnings per share	$0.36							$0.37

Diluted earnings per share	$0.36							$0.37

Cash dividends paid	$0.225							$0.225

Weighted-average basic shares outstanding	103,190					7,879	(4)	111,069

Weighted-average diluted common shares outstanding and unvested employee stock awards	103,299					7,879	(4)	111,178

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS

(dollar amounts in thousands)

Note 1 — Preliminary Purchase Price Allocation

The aggregate purchase price for the Acquisition is $1,213,000 payable at closing, subject to certain customary adjustments both at and post closing (the “Purchase Price”). Bemis may, subject to certain conditions, pay up to $200,000 of the Purchase Price in Bemis stock with the balance of the Purchase Price to be paid in cash.

Total purchase consideration paid for the Acquisition is expected to be approximately $1,208,065, calculated as follows:

Purchase Price	$1,213,000
Less: Adjustments relating to liabilities assumed	(4,935)
Total Purchase Consideration	$1,208,065

The estimated purchase consideration of $1,208,065 has been allocated to the assets acquired and liabilities assumed as follows:

Accounts Receivable	$126,317
Inventories	188,056
Prepaid Expenses	19,178
Property and Equipment	623,404
Other Intangible Assets	198,500
Goodwill	232,132
Other Assets	12,552
Accounts Payable	(127,365)
Accrued Salaries and Wages	(31,913)
Other Liabilities	(18,796)
Deferred Income Taxes	(14,000)
Total Purchase Consideration	$1,208,065

For the purpose of preparing the unaudited pro forma combined condensed financial information, certain of the assets acquired and liabilities assumed have been measured at their estimated fair values as of March 31, 2009.  A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of Food Americas that will exist on the date of the closing of the Acquisition and on our formal valuation and other studies when they are finalized. Accordingly, the fair values of the assets and liabilities included in the table above are preliminary and subject to change pending additional information that may become known to Bemis. An increase in the fair value of inventory, property, plant and equipment or any identifiable intangible assets will reduce the amount of goodwill in the combined condensed financial information, and may result in increased depreciation and/or amortization expense.

Of the $198,500 of acquired intangible assets, $105,000 was assigned to Customer Relationships with an estimated economic life of 20 years, $75,000 was allocated to Technology with an estimated economic life of 15 years, $15,000 was allocated to Tradenames with an economic life of 20 years, and $3,500 was allocated to Order Backlog with an economic life of less than 1 year. The determination of fair value for these assets was primarily based upon the expected discounted cash flows. The determination of useful life was based upon historical acquisition experience, economic factors, and future cash flows of the combined company.  The estimated annual amortization expense for these acquired intangible assets is approximately $11,000, using straight-line amortization, and has been included in the Unaudited Pro Forma Combined Condensed Statements of Income.  This amount does not include $3,500 related to Order Backlog which has not been included in the Unaudited Pro Forma Combined Condensed Statements of Income as it is considered non-recurring.

Inventories reflect an adjustment of $9,555 to record the inventory at its estimated fair market value. This amount is recorded in the March 31, 2009 Unaudited Pro Forma Combined Condensed Balance Sheet.  The increased inventory valuation will temporarily impact Bemis’ cost of sales after closing and therefore it is considered non-recurring and is not included in the Unaudited Pro Forma Combined Condensed Statements of Income.

Property, Plant and Equipment reflects an adjustment of $54,927 to record at estimated fair market value.

A preliminary net deferred tax liability of $14,000 has been recognized in accordance with accounting for income taxes. This amount relates to $7,718 assumed as part of the transaction, plus $6,282 relating to the tax effect on differences between the values assigned and the estimated tax basis of assets and liabilities acquired.

Other assets reflect an adjustment of $10,702 to record assets related to the indemnity provisions of the Agreement, and are primarily related to environmental and tax matters.

Note 2 — Balance Sheet Transaction Adjustments

These adjustments represent assets not acquired and liabilities not assumed pursuant to the terms of the Agreement. Excluded assets and liabilities primarily include cash and cash equivalents, third-party debt, loans receivable from and loans payable to Seller-related entities, and pension, post-retirement and other employee benefit plan liabilities.

Note 3 — Debt Financing for the Acquisition

These adjustments reflect the expected debt financing required to fund the Acquisition and related transaction costs.  For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements, we have assumed that we will complete a debt financing by the time the transaction closes.  The assumed debt financing is as follows:

•                  Commercial paper of $248,115 at a current average interest rate of 0.7% (based on rates as of July 15, 2009)

•                  Notes payable due in 2014 and 2019 totaling $800,000 at a blended interest rate of approximately 7%

On July 5, 2009, we also expanded the commitments under our existing $425,000 revolving credit facility by $200,000, as described in the Form 8-K filed on July 9, 2009.  We do not expect to draw on the revolving facility on the assumption that the commercial paper market is available at the time the transaction closes. We expect to incur, and thus assumed the payment of, approximately $9,775 of financing fees associated with the debt financing, which will be amortized over periods of four to ten years in line with the maturity of the debt.

On July 5, 2009, we also entered into a commitment letter with certain lenders that have committed to provide up to $800,000 under a 364-day unsecured bridge loan facility to finance of a portion of the purchase price for the Acquisition.  For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements we have assumed that we will not need to draw on this facility given the financing plan described above.  In connection with this bridge loan facility, we incurred  $10,000 of fees which, for purposes of the Unaudited Pro Forma Combined Condensed Balance Sheet, has been reflected as a cash payment and reduction to retained earnings of $6,300  (after tax).  Bemis did not assume any further fees related to the bridge facility as it is assumed that the bridge facility will not be drawn upon.  The fees paid under the bridge facility could increase significantly should Bemis need to draw on this facility.

Note 4 - Equity Financing for the Acquisition

Prior to the closing of the Acquisition, we intend to issue approximately $200,000 in common stock in a public offering (net of underwriting fees of approximately $9,424) to fund a portion of the purchase price.   Shares to be issued of 7,879,100 were calculated using the Bemis closing share price as of July 15, 2009, which was $26.58.  If the Bemis share price increases or decreases by $1 per share, the number of shares required to be issued would decrease by 285,678 shares or increase by 308,100 shares, respectively.

As described in our Form  8-K filed on July 9, 2009, in connection with the execution of the Agreement we entered into a Share Purchase Agreement with an affiliate of the Sellers, pursuant to which we have agreed, but are not obligated, to sell at the closing of the Acquisition, up to $200,000 in shares of common stock of the Company, at a per share purchase price equal to 95% of the ten-day volume-weighted average of the per share prices of the Company’s common stock ending at the close of the trading day prior to the closing of the Acquisition.  For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements we have assumed that we will not have to issue shares pursuant to this arrangement.

Note 5 — Statement of Income Transaction Adjustments

Represents the income statement impact of certain aspects of the Agreement.  It consists primarily of (i) the elimination of  royalty payments to affiliates of the Seller that will cease upon the closing of the Acquisition and the transfer of  the related patents to us ($20,198 and $5,864 in year ended December 31, 2008 and three months ended March 31, 2009, respectively), and  (ii) the net impact of certain product sales that are not included in the Food Americas historical financial statements that will transfer to us after Closing, and certain product sales that are included in the Food Americas historical financial statements that will remain with Seller.

Note 6 — Statement of Income Adjustments to Reflect Purchase Price Allocation

Represents the estimated adjustments to amortization and depreciation expense related to the fair value adjustments of certain intangible assets and property, plant and equipment.  Depreciation expense relating to property, plant and equipment and amortization expense relating to Technology are included in Cost of Products Sold, and amortization expense relating to Customer Relationships and Tradenames are included in Selling, general and administrative expenses.

Note 7 – Statement of Income Adjustments to Reflect Financing

This adjustment reflects interest expense relating to approximately $1,048,115 of debt issued to fund the Acquisition as further described in Note 3, partially offset by the elimination of Food America’s historical interest expense relating to debt not assumed.  This incremental interest expense includes approximately $2,000 over the next 12 months of amortization expense relating to deferred financing fees expected to be incurred at the time of close.

The actual rates of interest can change from those that are assumed in Note 3.  If the actual interest rates that are incurred when the debt is actually drawn were to increase or decrease by .125% from the rates we have assumed in estimating the pro forma interest adjustment, pro forma interest expense could increase or decrease by approximately $1,300 per year.

Note 8 — Non-recurring Acquisition Expenses

This adjustment represents acquisition expenses reported by us  in our Form 10-Q for the quarter ended March 31, 2009.  We have reversed these expenses from the Unaudited Pro Forma Combined Condensed Statements of Income on the basis that they are non-

recurring.  No adjustment was made for the annual period as all costs were capitalized in accordance with accounting guidance effective at that time.  In the first quarter of 2009, in accordance with the revised acquisition accounting guidelines, all historically capitalized costs were expensed and all costs incurred during the quarter were also expensed.

We expect to incur additional transaction costs, including financial and legal advisory fees, of approximately $20,275 through the transaction close date. As referenced in Note 3, we also incurred a $10,000 bridge financing fee.  The total of these costs has been recorded as a cash outlay of $30,275, a reduction to retained earnings of $19,073 and  a reduction to accrued income and other taxes of $11,202 on the Unaudited Pro Forma Combined Condensed Balance Sheet.  These costs are excluded from the Unaudited Pro Forma Combined Condensed Statements of Income as they are considered non-recurring.

Note 9 — Tax Adjustments

For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements, a blended statutory rate of 37% has been used for all periods and dates presented. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company.